Exhibit 23.1 Consent of the independent registered public accounting firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-197879) pertaining to the 2014 Omnibus Incentive Compensation Plan and the 2014 Non-Employee Director Plan of Orion Engineered Carbons S.A of our reports dated February 20, 2020, with respect to the consolidated financial statements of Orion Engineered Carbons S.A., and the effectiveness of internal control over financial reporting of Orion Engineered Carbons S.A., included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/Tobias Schlebusch	/s/Titus Zwirner
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft
Cologne, Germany
February 20, 2020